Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement
No. 333-261001 on Form F-10/F-4 of our reports dated February 11, 2021 relating to the consolidated financial statements of Yamana Gold Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the annual report on Form 40-F of the Company for the year ended December 31, 2020. We also consent to the reference to us under “Experts” in the prospectus included in such Registration Statement.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
December 10, 2021
Toronto, Canada